UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934


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                             NASHUA CORPORATION
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          (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                     [Letterhead of Nashua Corporation]


FOR IMMEDIATE RELEASE

                                      Contact:   Paul Verbinnen/Judy Brennan
                                                 Sard Verbinnen & Co.
                                                 212-687-8080


            NASHUA CORPORATION COMPLETES RITTENHOUSE ACQUISITION

  NEW COMPANY WILL BE #1 IN HIGH-GROWTH SPECIALIZED DIRECT THERMAL PAPER
           MARKET AND HAVE MORE THAN $300 MILLION IN ANNUAL SALES

                 RITTENHOUSE CHAIRMAN AND CEO ANDREW ALBERT
            BECOMES NASHUA PRESIDENT AND CHIEF OPERATING OFFICER

                    ------------------------------------

      NASHUA, N.H., APRIL 17, 2000 -- Nashua Corporation (NYSE: NSH), a leading manufacturer of specialty coated products, labels, toners and developers, announced today it has completed its previously announced acquisition of Rittenhouse Paper Company.

      Rittenhouse, with 1999 revenues of $140 million, manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. The transaction is expected to be accretive to Nashua's 2000 earnings per share (EPS) by approximately $0.37 per share on an annualized basis -- with identified operational and overhead synergies - and to 2001 EPS by approximately $0.77 per share.

      Andrew (Andy) Albert, who was President and Chief Executive Officer of Rittenhouse, and who led the Company since 1983, now becomes Nashua's President and Chief Operating Officer. He will also become a member of Nashua's Board.

      Said Jerry Garbacz, Nashua Chairman and Chief Executive Officer, "The completion of this outstanding transaction brings Nashua's turnaround to fruition. It nearly doubles Nashua's revenues, substantially enhances our growth rate and earnings, improves our ability to meet customer needs and adds a proven industry leader to Nashua's management team. Nashua with Rittenhouse is clearly a more valuable and attractive company."

      Said Andy Albert, "Customer reaction to the Nashua-Rittenhouse combination has been very positive and I'm delighted to be part of the Nashua team. As Nashua's new president, I look forward to aggressively pursuing the substantial corporate and operational synergies we have identified and on delivering the value we have promised to our shareholders."

      Rittenhouse, which is now a wholly-owned subsidiary of Nashua Corporation, manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. In paper, Rittenhouse is primarily a converter of large rolls of paper into products such as cut/roll, bond paper, thermal, point-of-sale, ATM and wide format papers. In labels, it manufactures a wide assortment of pressure-sensitive and entertainment tickets for both commercial and consumer use. In imaging, it manufactures and markets ribbons for use in imaging devices. Rittenhouse, headquartered in Chicago, has manufacturing facilities in Jefferson City, TN, Dekalb, IL, and Los Angeles, CA.

      Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.



AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION
On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in Nashua's definitive proxy materials as supplemented contains a list of the participants in any solicitation on behalf of the Board of Directors of Nashua. Copies of these proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number 1-888-238-1257, and from the SEC's web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "will," "is expected to be," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.


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